Exhibit 99.1

Release: 2009-1
Newfield Firms 2009 Capital Spending Plans
Budget expected to lead to 6-10% production growth, aligned with estimated cash flow

FOR IMMEDIATE RELEASE

    Houston – January 14, 2009 – Newfield Exploration Company (NYSE: NFX) today announced that its 2009 capital budget is expected to be approximately $1.45 billion, down from its earlier estimate of $1.65 billion. The reduced budget is based on the Company’s commitment to live within expected cash flow from operations in 2009. The budget includes approximately $130 million of capitalized interest and overhead, however, it does not include estimates for materially lower service costs during the year.

Newfield expects that its production in 2009 will be 250-260 Bcfe, an increase of 6-10% over 2008 production. Newfield’s production in 2008 totaled approximately 236 Bcfe and was nearly 25% higher than 2007 production, adjusted for asset divestitures and acquisitions.

“We have worked hard in recent weeks to refine our budget. Our goals were to reduce costs to live within current cash flow expectations, while ensuring that our large development programs remained on track,” said David Trice, Newfield Chairman, President and CEO. “Our Woodford Shale production should grow more than 30%, despite a reduction in our planned operated rig count from 14 to 12. In the deepwater, we have reduced the number of exploratory wells we originally planned to drill from five to only two wells today. In addition, we have sold down our interests on a promoted basis to reduce capital exposure while maintaining high working interest levels. We have five deepwater developments underway that are expected to yield a 50% CAGR in Gulf of Mexico production between 2009 and 2011. In the Rockies, we expect to run a three-rig program at Monument Butte and a single-rig program in the Williston Basin. Our 2009 program in the Rockies will focus almost exclusively on oil plays. We have a strong portfolio of assets and a deep inventory of projects, providing us with flexibility to build a program that will add value for our shareholders in 2009.”

Newfield’s estimate for 2009 cash flow is anchored by its substantial hedge position and commodity price assumptions of $6 per Mcf natural gas and $50 per barrel oil. Approximately 70% of the Company’s expected 2009 gas production is hedged with an average minimum price of nearly $8 per Mcf. Substantially all of Newfield’s 2009 domestic oil production is hedged with half of this amount fixed at about $129 per barrel and the remainder with a floor price of $107 per barrel. At year-end 2008, Newfield had $514 million of borrowings outstanding under its $1.25 billion credit facility.

Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield's domestic areas of operation include the Anadarko and Arkoma Basins of the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated 2009 production volumes, capital spending plans, estimated cash flow, drilling and development plans, the timing of activities and estimated growth, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces from its Monument Butte field in Utah, the availability of capital resources, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com